United States Securities And Exchange Commission

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report: February 6, 2014 (Date of earliest event reported: January 31, 2014)
XHIBIT CORP. (Exact name of registrant as specified in its charter)
Nevada (State or other jurisdiction of incorporation)	000-52678 (Commission File Number)	20-0853320 (IRS Employer Identification No.)

1520 E. Pima St., Phoenix, AZ 85034
(Address of principal executive offices) (Zip Code)

(602) 281-3554
(Registrant's telephone number)

80 E. Rio Salado Parkway, Suite 115, Tempe, AZ 85281
(Former name or former address, if changed since last report.)(Zip Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐      Written communications pursuant to Rule 425 under the Securities Act

☐      Soliciting material pursuant to Rule 14a-12 under the Exchange Act

☐      Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act

☐      Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act

Item 1.01.	Entry into a Material Definitive Agreement.

On January 31, 2014, but effective as of December 31, 2013, SkyMall, LLC (“SkyMall”), a wholly-owned subsidiary of SHC Parent Corp. (“SHC”), which is a wholly-owned subsidiary of Xhibit Corp. (“Xhibit,” the "Company" or the "Registrant"), amended its existing $7.65 million credit agreement, dated May 10, 2013 and amended as of September 18, 2013, Line of Credit Note dated May 10, 2013 and Amended and Restated Security Agreement dated May 10, 2013 as amended, each by and between SkyMall and JPMorgan Chase Bank, N.A. (the “Senior Lender”) (collectively, all of the Senior Lender loan documents are referred to herein as the “Credit Facility”), to, among other amendments, extend the maturity date of the Line of Credit Note from July 1, 2014 to June 30, 2015.

On January 31, 2014, but effective as of December 31, 2013, SkyMall entered into an Amendment to Credit Agreement and to Line of Credit Note and to Security Agreement, which is attached hereto as Exhibit 10.2 to this Current Report on Form 8-K and is incorporated herein by reference (collectively, the “Amendment”), with SMXE Lending, LLC (“SMXE”), a Delaware limited liability company which is an affiliate of Xhibit.  The Amendment provides, among other amendments, that (a) the maturity date of the loan from SMXE is extended from September 18, 2014 to September 18, 2015, (b) $500,000 in principal amount due on the loan from SMXE is paid by issuance of 393,701 shares of Xhibit common stock, (c) the principal amount of the SMXE Line of Credit Note is permanently reduced to $4,500,000, and (d) the amount of key man life insurance required on Kevin Weiss, Xhibit's CEO, is reduced to $12,650,000. SMXE is an affiliate of and controlled by Jahm Najafi (“Najafi”), a member of Xhibit’s Board of Directors (the “Board”) and a major shareholder of Xhibit through beneficial ownership.

SkyMall and its subsidiaries have an ongoing relationship with the Senior Lender for which it has received customary fees and expenses. The Senior Lender has been providing commercial banking services, including custody and cash management services, to SkyMall and  since September 2013 has also been providing these services to Xhibit and its other subsidiaries just as SkyMall has been using the Senior Lender for these services.

The Board (excluding Najafi who recused himself), believes the Amendment is fair and reasonable and that its terms reasonably reflect current market terms and conditions.

The Credit Facility was amended pursuant to an Amendment to Amended and Restated Credit Agreement and to Line of Credit Note and to Amended and Restated Security Agreement, which is attached hereto as Exhibit 10.1 to this Current Report on Form 8-K and is incorporated herein by reference (the “Senior Lender Amendment,” and together with the Amendment, the “Amendments”). In connection with the execution of the Senior Lender Amendment, the Senior Lender agreed to an exchange of the guarantee of the Credit Facility by Innovative Brands, LLC (the “Initial Guarantor”) for a guarantee of the Credit Facility by Najafi Investments, LLC (the “New Guarantor”). Both the Initial Guarantor and the New Guarantor are affiliates of and controlled by Najafi.

The descriptions above of the Amendments are qualified in their entirety by the complete text of the Amendments, respectively. The Amendments have been included to provide investors and security holders with information regarding their respective terms.  They are not intended to provide any other factual information about Xhibit or SkyMall.  Each of the Amendments contains representations and warranties of SkyMall made to, and solely for the benefit of, the lender parties thereto.  Investors and security holders should not rely on the representations and warranties as characterizations of the actual state of facts, since they were only made as of the respective dates of the Amendments.  Information concerning the subject matter of the representations and warranties may change after such dates, which subsequent information may or may not be fully reflected in Xhibit’s public disclosures.

Item 5.02  Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Effective January 31, 2014, Michael J. Schifsky, a member of the Board of Directors (the “Board”) of the Company resigned from Board service. There was no disagreement on any matter relating to the Company’s operations, policies or practices between the Company and Mr. Schifsky at the time of Mr. Schifsky’s resignation from the Board. Mr. Schifsky will continue to serve as the Company’s Senior Vice President and General Manager of the Registrant’s business units SpyFire Interactive, LLC, FlyReply Corp., Xhibit Interactive, LLC and Stacked Digital, LLC and also SkyMall Ventures, LLC upon the resignation of Marie Foster from her position as President of SkyMall Ventures, LLC effective February 7, 2014.

Mirco Pasqualini, the Company’s Chief Creative Officer, resigned effective January 31, 2014.

Item 9.01  Exhibits.

10.1
Amendment to Amended and Restated Credit Agreement and to Line of Credit Note and to Amended and Restated Security Agreement entered into as of January 31, 2014 and effective as of December 31, 2013 between JP Morgan Chase Bank, N.A. and SkyMall, LLC.

10.2	Amendment to Credit Agreement and to Line of Credit Note and to Security Agreement entered into as of January 31, 2014 and effective as of December 31, 2013 between SMXE Lending, LLC and SkyMall, LLC.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated:  February 6, 2014

Xhibit Corp., a Nevada corporation By: /s/ Scott Wiley Scott Wiley, CFO